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                                                                                       Exhibit 11
BALLY ENTERTAINMENT CORPORATION
COMPUTATION OF EARNINGS PER SHARE(1)
(ALL DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                 1995
                                                                      ---------------------------
                                                                                         Fully
                                                                        Primary         diluted
                                                                       earnings        earnings
                                                                          per             per
                                                                         share           share
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
Income from continuing operations..................................   $    76,653     $    76,653
Loss from discontinued operations..................................       (10,980)        (10,980)
Extraordinary gain on extinguishment of debt.......................           458             458
                                                                      -----------     -----------
Net income.........................................................        66,131          66,131
Preferred stock dividend requirement...............................        (6,232)         (6,232)
Add back dividends from the assumed conversion of
  convertible/exchangeable preferred stock.........................         4,026           4,026
Add back interest, net of income taxes, from the assumed conversion
  of convertible debentures........................................            70             403
                                                                      -----------     -----------
Net income applicable to common and common equivalent shares.......   $    63,995     $    64,328
                                                                      ===========     ===========
Average number of common shares outstanding........................    47,154,615      47,154,615
Net common equivalent shares considered outstanding from:
  Dilutive stock options...........................................     2,732,955       3,722,197
  Convertible/exchangeable preferred stock.........................     5,495,377       5,754,576
  Convertible debentures...........................................        69,225         583,869
                                                                      -----------     -----------
Average number of common and common equivalent shares
  outstanding......................................................    55,452,172      57,215,257
                                                                      ===========     ===========
Per common and common equivalent share:
  Income from continuing operations................................   $      1.34     $      1.31
  Loss from discontinued operations................................          (.20)           (.19)
  Extraordinary gain on extinguishment of debt.....................           .01              --
                                                                      -----------     -----------
  Net income.......................................................   $      1.15     $      1.12
                                                                      ===========     ===========

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(1) Assumed conversion of convertible/exchangeable securities was not applicable and assumed exercise of outstanding stock options was not significant in 1994 or 1993.

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